CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Concrete Pumping Holdings, Inc., 2018 Omnibus Incentive Plan on Form S-8, of our report, dated January 28, 2019 relating to the balance sheets of Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings Acquisition Corp.), the successor entity to Industrea Acquisition Corp., as of December 5, 2018 and December 31, 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 1, 2018 through December 5, 2018 and for the period from April 7, 2017 (date of inception) through December 31, 2017.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

April 5, 2019